EXHIBIT 99.2

Press Release

Invensys Agrees to Acquire CIMNET
Thursday May 3, 7:30 am ET

WYOMISSING, Pa.--(BUSINESS WIRE)--Invensys Systems, Inc., a subsidiary of Invensys, PLC, and CIMNET(R), Inc. (OTCBB: CIMK - News) announced today that they have signed a definitive agreement to merge CIMNET into Invensys in an all-cash transaction. Invensys is offering to purchase CIMNET for $2.43 per share, valuing the transaction at approximately $23.2 million plus the assumption of existing debt.

John Richardson, CEO and founder of CIMNET commented, "We are extremely pleased to report the pending merger with Invensys. The combination of CIMNET's Factelligence software with the customer base and distribution network of Invensys will greatly enhance the solutions provided to new and existing customers of both companies. We expect a very strong and positive response from our customers."

The merger is subject to the approval of the holders of a majority of CIMNET's voting stock and other customary conditions. The proposed transaction is expected to close this summer. Certain CIMNET stockholders (including certain officers and directors), representing approximately 51% of the CIMNET's voting stock have agreed to vote their shares in favor of the transaction.

CIMNET stockholders will be able to obtain copies of these documents when they become available together with other documents filed with the SEC, free of charge, through the web site maintained by the SEC at http://www.sec.gov.

Stockholders can also obtain, free of charge, copies of the proxy statement when it becomes available, together with any other documents CIMNET has filed with the SEC, by directing a request to CIMNET, Inc, 925 Berkshire Boulevard, Wyomissing, PA, 19610, attention Investor Relations, telephone: (610) 790-1800.

CIMNET and its directors and executive officers may be deemed to be participants in the solicitation of proxies from CIMNET's stockholders in favor of the adoption and approval of the merger agreement and approval of the transactions contemplated thereby, including the merger. Investors and stockholders may obtain additional information regarding the interest of the participants from the proxy statement, which may be obtained as and when set forth above.

About CIMNET:

CIMNET designs, markets and integrates software for manufacturing facilities. CIMNET's products allow manufacturing companies to schedule and monitor work flow in real time and reduce operating costs by improving quality of products being produced. CIMNET's proprietary products, Factelligence(R) Industrial Portal(TM) and DNC Professional(TM), are used by discrete and process manufacturers in the aerospace, automotive, discrete, pharmaceutical, medical devices, metal processing, food and beverage and consumer packaged goods industries. For more information about CIMNET products or services, go to their website at www.cimnet.com.

About Invensys:

Invensys is a global automation, controls and process solutions Group. Its products, service expertise and ongoing support enable intelligent systems to monitor and control processes in many different environments. Leading companies in a wide range of industries rely on Invensys to help them perform with greater efficiency, safety and cost-effectiveness.
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The Invensys Group is made up of Process Systems, APV, Eurotherm, Invensys Rail
Group and Controls. The Group is headquartered in London and is listed on the London Stock Exchange, with over 27,000 employees working in 60 countries.

This press release contains certain forward-looking statements within the meaning of section 27A of the Securities Act of 1933 and section 21E of the Securities Exchange Act of 1934. When used in this release, the words "believe," "anticipate," "hope," "think," "intend," "plan," "will be," "expect," and similar expressions identify such forward-looking statements.

Such statements regarding future events and/or the future financial performance of the Company are subject to certain risks and uncertainties which could cause actual events or the actual future results of the Company to differ materially from any forward-looking statement.

Such risks and uncertainties include, among other things, the availability of any needed financing, the Company's ability to implement its business plan for various applications of its technologies, the impact of competition, the management of growth, and the other risks and uncertainties that may be detailed from time to time in the Company's reports or registration statements filed with The Securities and Exchange Commission.

In light of the significant risks and uncertainties inherent in the forward-looking statements included herein, the inclusion of such statements should not be regarded as a representation by the Company or any other person that the objectives and plans of the Company will be achieved.

We undertake no obligation to publicly update or review any forward-looking information, whether as a result of new information, future developments or otherwise.


Contact:
CIMNET
Jason Dietrich, 610-790-1801
jdietrich@cimnet.com
or
Invensys
Office D/L, +44 (0)20 7821 3758
steve.devany@invensys.com